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                                                                     EXHIBIT 4.3

                              [CORIXA LETTERHEAD]

*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

December 29, 2000

Castle Gate L.L.C.
2365 Carillon Point
Kirkland, WA 98033
Attention: Michael Larson

RE: EQUITY LINE OF CREDIT AND SECURITIES PURCHASE AGREEMENT ENTERED INTO AS OF APRIL 8, 1999, BY AND AMONG CORIXA CORPORATION (THE "COMPANY") AND CASTLE GATE L.L.C. (THE "CASTLE GATE") (THE "PURCHASE AGREEMENT"), AS AMENDED BY THE LETTER AGREEMENT DATED DECEMBER 21, 2000 (THE "FIRST AMENDMENT")

Dear Mr. Larson:

This letter shall confirm our agreement that the Purchase Agreement, as amended by the First Amendment, is hereby further amended as follows (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement):

1. Section 5q. (page 16) of the Purchase Agreement is deleted in its entirety and replaced with the following provision:

             [*]

2. Paragraph 1 of the First Amendment is amended by deleting the phrase on the fifth line [*] and replacing it with the phrase "the three trading days, December 26, 2000 through December 28, 2000".




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* Confidential treatment requested.
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If Castle Gate agrees with the foregoing, please so indicate by signing the enclosed duplicate original of this letter and returning it to my attention at your earliest convenience.

Best regards,


/s/ Steven Gillis
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Steven Gillis
Chairman and Chief Executive Officer

AGREED:

Castle Gate L.L.C.


By: /s/ Michael Larson
    ------------------------------------
    William H. Gates III*
    *By Michael Larson, Attorney in Fact